Exhibit 99.4

InnerWorkings, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

In October 2006, InnerWorkings, Inc. (the “Company”) acquired Applied Graphics, Inc. (“Applied”), a provider of production management services including print procurement on behalf of clients and serves as a complete outsourcer for the back-end execution of all their marketing efforts, which is located throughout California and Hawaii. In connection with the acquisition, the Company added more than 1,000 new transactional client relationships and helped further diversify our supplier network by adding over 400 new vendor relationships. As a result of the acquisition, the Company also established a presence in the West Coast market.

For purposes of the Unaudited Pro Forma Condensed Consolidated Income Statements for the nine months ended September 30, 2006 and the twelve months ended December 31, 2005, we assume the Applied acquisition occurred on January 1, 2005.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Applied acquisition as if it had occurred on September 30, 2006.

The Company and Applied have different fiscal year ends as the Company’s fiscal year end is December 31, and Applied’s fiscal year end is October 31. As a result, the unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2006 has been derived from:

•	the unaudited historical consolidated income statement of the Company for the nine months ended September 30, 2006; and

•	the unaudited historical consolidated income statement of Applied for the nine months ended July 31, 2006.

The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2005 has been derived from:

•	the audited historical consolidated income statement of the Company for the year ended December 31, 2005; and

•	the audited historical consolidated income statement of Applied for the fiscal year ended October 31, 2005.

The unaudited pro forma condensed consolidated balance sheet for the fiscal period ended September 30, 2006 has been derived from:

•	the unaudited historical consolidated balance sheet of the Company as of September 30, 2006; and

•	the unaudited historical consolidated balance sheet of Applied as of July 31, 2006.

These Unaudited Pro Forma Condensed Consolidated Financial Statements (“the unaudited pro forma financial statements”) have been prepared based on preliminary estimates of fair values of the assets acquired and liabilities assumed as of the acquisition date. The actual amounts recorded for the acquisition may differ from the information presented here. The purchase price has been allocated on a preliminary basis based on management’s best estimates of fair value, with the excess cost over net tangible assets acquired being allocated to goodwill. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as the acquisition date. In addition, post-closing adjustments to the purchase price will affect the purchase price allocation.

The unaudited pro forma financial statements presented are for illustration purposes only and do not necessarily indicate the operating results or financial position that would have been achieved if the Applied acquisition had occurred at the beginning of the period presented, nor is it indicative of future operating results or financial position.

These unaudited pro forma financial statements do not reflect any operating efficiencies or cost savings that we may achieve with respect to the combined companies, nor do they include the effects of restructuring activities.

The unaudited pro forma financial statements should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements and the historical consolidated financial statements and accompanying notes included in this Form 8-K filing, and the Company’s historical consolidated financial statements filed under our Form S-1 filing and Form 10-Q filing.

InnerWorkings, Inc

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2006

	InnerWorking, Inc. September 30, 2006	Applied Graphics July 31, 2006	Acquisition Pro Forma Adjustments		Pro Forma as Adjusted
Assets
Current assets:
Cash and cash equivalents	$34,283,536	$44,543	$(7,000,000	)(1)	$27,328,079
Marketable securities	9,969,356	—	—		9,969,356
Accounts receivable, net	29,535,931	4,592,338	—		34,128,269
Inventory	—	753,386	132,273	(2)	885,659
Employee advances	—	125,724	—		125,724
Unbilled revenue	6,530,966	—	—		6,530,966
Prepaid expenses	5,332,651	105,760	—		5,438,411
Deferred income taxes	729,709	127,780	(51,586	)(2)	805,903
Other current assets	824,359	—	—		824,359

Total current assets	87,206,508	5,749,531	(6,919,313)		86,036,726

Property and equipment, net	2,399,395	313,699	—		2,713,094

Intangibles and other assets:
Goodwill	5,128,981	220,961	4,248,680	(3)	9,598,622
Intangible assets, net	3,443,935	—	1,361,459	(3)	4,805,394
Deposits	76,505	47,368	—		123,873
Employee advances	—	84,375	—		84,375
Investment	125,000	—	—		125,000
Cash surrender value of life insurance	—	688,568	—		688,568
Deferred income taxes	5,699,740	—	(586,009	)(3)(7)	5,113,731
Other assets	36,373	—	—		36,373

	14,510,534	1,041,272	5,024,130		20,575,936

Total assets	$104,116,437	$7,104,502	$(1,895,183)		$109,325,756

Liabilities and stockholders' deficit/members' equity
Current liabilities:
Accounts payable – trade	$19,092,994	$1,012,876	$—		$20,105,870
Line of credit	—	2,444,470	—		2,444,470
Due to seller	1,070,000	—	—		1,070,000
Current maturities of capital lease obligations	74,094	12,961	—		87,055
Customer deposits	1,432,188	155,768	—		1,587,956
Other liabilities	41,504	111,181	—		152,685
Deferred revenue	489,247	—	—		489,247
Accrued expenses	3,144,563	1,242,535	—		4,387,098

Total current liabilities	25,344,590	4,979,791	—		30,324,381
Capital lease obligations, less current maturities	238,424	4,528	—		242,952
Commitments and contingencies	—	225,000	—		225,000
Deferred income taxes	—	55,040	(55,040	)(7)	—

Total liabilities	25,583,014	5,264,359	(55,040)		30,792,333

Stockholders’ deficit/members' equity:
Common Stock	115,344,105	3,795	(3,795	)(8)	115,344,105
Additional paid-in capital	5,322,591	265,412	(265,412	)(8)	5,322,591
Treasury stock at cost	(40,000,000)	—	—		(40,000,000)
Unrealized loss on marketable securities	(30,644)	—	—		(30,644)
Accumulated deficit	(2,102,629)	1,570,936	(1,570,936	)(8)	(2,102,629)

Total stockholders' deficit/members’ equity	78,533,423	1,840,143	(1,840,143)		78,533,423

Total liabilities and stockholders' deficit/members’ equity	$104,116,437	$7,104,502	$(1,895,183)		$109,325,756

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

InnerWorkings, Inc

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Nine Months Ended September 30, 2006

	InnerWorking, Inc. Nine months ended September 30, 2006	Applied Graphics Nine months ended July 31, 2006	Acquisition Pro Forma Adjustments		Pro Forma As Adjusted
Revenue	$99,361,724	$24,394,436	$—		$123,756,160
Cost of goods sold	78,227,822	15,777,894	—		94,005,716

Gross profit	21,133,902	8,616,542	—		29,750,444

Operating expenses:
Selling, general, and administrative expenses	12,770,496	7,808,590	—		20,579,086
Depreciation and amortization	574,016	99,566	68,073	(4)	741,655

Income from operations	7,789,390	708,386	(68,073)		8,429,703

Other income (expense):
Interest income	492,231	—	(262,500	)(6)	229,731
Interest expense	(148,539)	(138,839)	—		(287,378)
Other, net	(4,784)	16,635	—		11,851

Total other income (expense)	338,908	(122,204)	(262,500)		(45,796)

Income before income taxes	8,128,298	586,182	(330,573)		8,383,907
Income tax expense	(3,215,327)	(231,748)	128,923	(5)	(3,318,152)

Net income	4,912,971	354,434	(201,650)		5,065,755
Dividends on preferred shares	(1,408,740)	—	—		(1,408,740)

Net income applicable to common shareholders	$3,504,231	$354,434	$(201,650)		$3,657,015

Basic earnings per share	$0.13				$0.13
Diluted earnings per share	$0.13				$0.14

Number of shares used for calculation:
Basic earnings per share	27,517,682				27,517,682
Diluted earnings per share	36,803,747				36,803,747

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

InnerWorkings, Inc

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year Ended December 31, 2005

	InnerWorking, Inc. Year ended December 31, 2005	Applied Graphics Year ended October 31, 2005	Acquisition Pro Forma Adjustments		Pro Forma As Adjusted
Revenue	$76,869,586	$30,104,243	$—		$106,973,829
Cost of goods sold	61,271,453	19,822,569	—		81,094,022

Gross profit	15,598,133	10,281,674	—		25,879,807

Operating expenses:
Selling, general, and administrative expenses	10,605,248	9,684,421	—		20,289,669
Depreciation and amortization	387,911	148,779	90,764	(4)	627,454

Income from operations	4,604,974	448,474	(90,764)		4,962,684

Other income (expense):
Interest income	78,627	—	(78,627	)(6)	—
Interest expense	(98,128)	(155,422)	—		(253,550)
Minority interest	58,244	—	—		58,244
Other, net	(9,580)	13,346	—		3,766

Total other income (expense)	29,163	(142,076)	(78,627)		(191,540)

Income before income taxes	4,634,137	306,398	(169,391)		4,771,144
Income tax expense	—	(139,792)	66,062	(5)	(73,730)

Net income	4,634,137	166,606	(103,329)		4,697,414
Dividends on preferred shares	(761,825)	—	—		(761,825)

Net income applicable to common shareholders	$3,872,312	$166,606	$(103,329)		$3,935,589

Basic earnings per share	$0.12				$0.13
Diluted earnings per share	$0.12				$0.12

Number of shares used for calculation:
Basic earnings per share	31,009,580				31,009,580
Diluted earnings per share	32,707,292				32,707,292

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

InnerWorkings, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(1) Cash and cash equivalents:

The pro forma adjustment to cash and cash equivalents reflects the purchase price of $7.0 million paid to the shareholders of Applied in October 2006. In addition, there is up to an additional $4.85 million in cash purchase price which may be paid contingent upon future performance measures achieved by Applied on or prior to September 30, 2008. Approximately $3.85 million of the additional $4.85 million in additional purchase price will be paid out in equal annual installments if certain gross profit measures are achieved by Applied. The remaining $1.0 million in additional purchase price will be paid out over the next two years if additional performance measures outside of gross profit are achieved by Applied. Any such additional payments will be recorded as an increase to goodwill.

(2) Inventory

The pro forma balance sheet adjustment to inventory reflects the fair value adjustment to inventory and the current deferred income tax effect.

(3) Purchase Price:

Preliminary Purchase Price Allocation

The purchase price allocation presented in these unaudited pro forma condensed consolidated financial statements will differ from the purchase price allocation to be performed as of October 1, 2006 (date of Applied acquisition). In addition, adjustments to the purchase price allocation will be made upon settlement of the working capital and other post-closing adjustments.

For purposes of the unaudited condensed consolidated balance sheet, the $7.0 million purchase price has been allocated to the assets recorded by Applied as of July 31, 2006, based on estimated fair values. Adjustments to these estimates will be included in the allocation of the purchase price of Applied, if the adjustment is determined within the purchase price allocation period of up to twelve months. The excess of the purchase price over the identifiable intangible and net tangible assets was allocated to goodwill. The preliminary purchase price of $7.0 million has been allocated as follows:

Cash	$44,543
Accounts receivable	4,592,338
Inventory	885,659
Other current assets	359,264
Property, plant and equipment	313,699
Other non-current assets	820,311
Customer list	1,361,459
Goodwill	4,469,641
Accounts payable	(1,012,876)
Line of credit	(2,444,470)
Accrued expenses	(1,242,535)
Deferred tax liability related to customer list acquired	(530,969)
Deferred tax liability related to fair value adjustment of inventory	(51,586)
Other liabilities	(564,478)

Total purchase price	$7,000,000

Goodwill and intangible assets

The pro forma adjustments to goodwill reflects the goodwill resulting from the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS No. 141”). We have estimated the fair value of intangible assets through the use of an independent third-party valuation firm to value these identifiable intangible assets, which are subject to amortization. These estimates are based on a preliminary valuation and are subject to change upon management’s review of the final valuation.

The following table summarizes the intangible assets and goodwill acquired:

Customer list	$1,361,459

Goodwill acquired	4,469,641
Elimination of existing goodwill	(220,961)

Goodwill pro forma adjustment	$4,248,680

Because the amortization expense for the customer list is not deductible for U.S. income tax purposes, we recorded a deferred tax liability $530,969 based on these preliminary values.

(4) Depreciation and amortization:

The pro forma adjustment reflects the amortization of intangible assets over their useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company.

	Useful Life	Year Ended December 31, 2005 Pro Forma Amortization	Nine Months Ended September 30, 2006 Pro Forma Amortization
Customer lists	15 years	$90,764	$68,073

(5) Income tax expense:

The pro forma adjustment reflects the tax rate applied to the pro forma adjustments related to the Applied acquisition as follows:

Nine months ended September 30, 2006	39.00%
Year ended December 31, 2005	39.00%

(6) Interest income:

The pro forma adjustment reflects the reduction in interest income related to the cash paid of $7.0 million.

(7) Deferred income taxes:

The pro forma adjustment reflects the reclassification of the long term deferred tax liability recorded by Applied against the long term deferred tax asset.

(8) Common stock, additional paid-in capital and retained earnings:

The pro forma adjustment to the class A common shares, additional paid-in capital and retained earnings reflects the elimination of Applied’s historical stockholder’s equity as a result of the acquisition.